Hennessy Advisors, Inc.

Exhibit 23.3



                         Independent Auditors' Consent






To the Board of Directors
Hennessy Advisors, Inc.
Novato, California


We consent to the incorporation by reference in the Registration Statement No. 333-98203 on Form S-8 of Hennessy Advisors, Inc. of our report dated November 12, 2003, with respect to the balance sheet of Hennessy Advisors, Inc. as of September 30, 2003, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the September 30, 2003 Annual Report on Form 10-KSB of Hennessy Advisors, Inc.



/s/ Pisenti & Brinker LLP

Petaluma, California
December 21, 2003



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